This Joint Filing Agreement confirms the agreement by and among the undersigned that the Schedule 13G is filed on behalf of each of the reporting person(s) identified below.

         Legg Mason Capital Management, Inc.


         By_____/s/ Andrew J. Bowden___________________
                Andrew J. Bowden, Senior Vice President


         Legg Mason Value Trust, Inc.


         By____/s/ Gregory Merz_________________________
               Gregory Merz, Vice President